Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States

大成 Salans FMC SNR Denton McKenna Long dentons.com

June 16, 2017

Board of Directors

Five Oaks Investment Corp.

540 Madison Avenue., 19th Floor

New York, New York

Re:	Sale of securities registered pursuant to Registration Statement on Form S-3 (File No. 333-215234)

Ladies and Gentlemen:

We have acted as counsel to Five Oaks Investment Corp., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3, File No. 333-215234, (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus supplement filed pursuant to Rule 424(b) under the Act to be dated June 16, 2017 (the “Prospectus Supplement”), under which up to 4,600,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) (including up to 600,000 shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters) are being sold pursuant to an underwriting agreement dated June 16, 2017, by and among the Company, Oak Circle Capital Partners LLC and JMP Securities LLC, for itself and as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”).

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Amended and Restated Articles of Incorporation, (ii) the Company’s Second Amended and Restated By-Laws, (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (such prospectus and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to issuance of the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Five Oaks Investment Corp. June 16, 2017 Page 2	Salans FMC SNR Denton dentons.com

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant that:

1. The Shares, have been duly authorized and, when, sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Our opinions are subject to the effect of Federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP